EXHIBIT 23.2

                      CONSENT OF INDEPENDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements (Form S-3 No. 333-55849) of Play by Play Toys & Novelties, Inc. and Subsidiaries and in the related Prospectus and (Form S-8 No. 333-07031) pertaining to the 1994 Incentive Plan and Non-Plan Stock Option Agreements, of our report dated November 10, 2000, with respect to the consolidated financial statements and schedule of Play by Play Toys & Novelties, Inc. and Subsidiaries included in this Annual Report (From 10-K) for the year ended July 31, 2000.

Ernst & Young LLP
San Antonio, Texas
November 10, 2000